UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2024

Republic Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14267	65-0716904
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18500 North Allied Way Phoenix, Arizona	85054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 627-2700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 Under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.01 per share	RSG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Second Amended and Restated Credit Agreement

On July 26, 2024, Republic Services, Inc. (the “Company”) and its subsidiary USE Canada Holdings, Inc. (the “Canadian Borrower”) entered into the Second Amended and Restated Credit Agreement, with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (the “Administrative Agent”) and the other lenders party thereto (the “Credit Agreement”). The Credit Agreement amends and restates the Company’s prior Amended and Restated Credit Agreement, dated as of August 17, 2021 as amended, with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the other lenders party thereto.

The Credit Agreement is unsecured and will mature in July 2029. Under the Credit Agreement, each lender agrees to make loans to the Company and the Canadian Borrower in an aggregate amount not to exceed the amount of such lender’s commitment set forth in the Credit Agreement with the total outstanding principal amount under the Credit Agreement not to exceed the current aggregate lenders’ commitments of $3.5 billion, as such amounts may be adjusted from time to time in accordance with the Credit Agreement, provided that the aggregate of (i) all loans made to the Canadian Borrower and (ii) all loans denominated in Canadian dollars, cannot exceed $1.0 billion (the “Canadian Sublimit”). The Canadian Sublimit is part of, and not in addition to, the aggregate commitments under the Credit Agreement. The Company may request two one-year extensions of the maturity date, but none of the lenders are committed to participate in such extensions. The Credit Agreement includes a feature that allows the Company to increase availability under the facility, at the Company’s option, by an aggregate amount of up to $1.0 billion, through increased commitments from existing lenders or the addition of new lenders, subject to obtaining additional commitments and other customary conditions.

At the Company’s option, and subject to certain conditions, borrowings bear interest at a base rate, a daily Secured Overnight Financing Rate (“SOFR”) rate, a term SOFR rate, an alternative currency daily rate or an alternative currency term rate, plus an applicable margin based on the Company’s debt ratings. Canadian dollar-denominated loans are made using an interest rate based on the Canadian Overnight Repo Rate Average. The applicable facility fee and interest rate under the Credit Facility are based on applicable rates (as defined in the Credit Agreement) and the aggregate commitment and, for fiscal years ending December 31, 2024 and December 31, 2025, are subject to certain sustainability rate adjustments and update mechanics based on the Company’s performance against specified key performance indicators with respect to certain environmental, social and governance targets of the Company and its subsidiaries.

Available amounts subject to outstanding letters of credit, and outstanding principal, accrued and unpaid interest and other amounts payable under the facility, may be accelerated upon the occurrence of customary events of default, including (subject to certain materiality thresholds and grace periods) payment defaults, failures to comply with covenants, material inaccuracies of representations or warranties, bankruptcy or insolvency proceedings, changes of control, ERISA matters and cross-defaults to other debt agreements.

The Credit Agreement contains customary affirmative and negative covenants, including, among other things, a covenant requiring the Company not to exceed a maximum ratio of total debt to EBITDA, as defined in the Credit Agreement. The Company may pay dividends and repurchase common stock if it is in compliance with these covenants.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Credit Agreement is not intended to be a source of factual, business or operational information about the Company or its subsidiaries. The representations and warranties contained in the Credit Agreement were made only for purposes of the Credit Agreement and as of specific dates, were solely for the benefit of the parties to the Credit Agreement, and may be subject to limitations agreed upon by the parties, including being qualified by disclosures for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Accordingly, investors and security holders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties.

Item 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The disclosure required hereunder is provided under Item 1.01 above relating to the entry into the Credit Agreement and is incorporated by reference herein.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description

4.1	Second Amended and Restated Credit Agreement, dated as of July 26, 2024 by and among Republic Services, Inc., USE Canada Holdings, Inc., Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders party thereto.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC SERVICES, INC.

Date: July 31, 2024	By:	/s/ Elyse M. Carlsen
Elyse M. Carlsen
Vice President and Chief Accounting Officer

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